EXHIBIT 99.1
SOUTHPORT, CONNECTICUT 06890 U.S.A.
FOR IMMEDIATE RELEASE
STURM, RUGER ANNOUNCES APPOINTMENT OF THOMAS P. SULLIVAN TO
VICE PRESIDENT OF OPERATIONS — NEWPORT
SOUTHPORT, CT — August 14, 2006 — Sturm, Ruger & Company, Inc., (NYSE: RGR) is pleased to announce the appointment of Thomas P. Sullivan to serve as Vice President of Newport Operations, effective immediately. He will be in charge of and responsible for management of both our firearms manufacturing and Pine Tree Castings facilities.
Tom Sullivan graduated with a BSME from Illinois Institute of Technology in 1983. Thereafter, he received his SMME from Massachusetts Institute of Technology and his MBA from the University of Chicago. Prior to coming to Sturm, Ruger & Co, Inc., he was Vice President of Lean Enterprise at IMI Norgren Ltd, at which he developed and implemented a Global Strategy Deployment Process and Global Manufacturing strategy.
“The Board of Directors has mandated necessary changes to meet the overwhelming demand for our quality Ruger products. In short, the Company is ‘going lean’ and is working to reduce or eliminate waste, scrap, rework, or unneeded inventories,” said Sturm, Ruger President Stephen L. Sanetti. “Tom has been engaged in the transformation and management of efficient manufacturing operations for over 20 years. His previous experience in lean manufacturing is in direct concert with the top-to-bottom overhaul of all processes that is currently taking place in our Newport, New Hampshire facility. While many changes have already occurred at the facility, Tom’s knowledge and familiarity with the ‘lean concept’ will spawn additional necessary changes at an accelerated pace, with the goal of rapidly improving the efficiency of all Newport operations. We welcome him aboard and are excited at the prospect of an accelerated pace of change,” Sanetti concluded.
Sturm, Ruger is the nation’s leading manufacturer of high-quality firearms for recreation and law enforcement, and a major producer of precision steel investment castings. Sturm, Ruger is headquartered in Southport, CT, with plants and foundries located in Newport, NH and Prescott, AZ.
Sturm, Ruger & Co., Inc.
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